Exhibit 8.1

30 September 2005

Bunge Limited
Bunge Limited Finance Corp.
50 Main Street - Suite 635
White Plains
NY 10606
U.S.A.

Dear Sirs:

Bunge Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 30 September 2005 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of U.S.$400,000,000 aggregate principal amount of 5.10% senior notes due 2015 of Bunge Limited Finance Corp. (“BLFC”),  fully and unconditionally guaranteed by the Company pursuant to an exchange offer by BLFC and the Company (the “New Notes”) for a like principal amount of BLFC’s outstanding 5.10% senior notes due 2015, fully and unconditionally guaranteed by the Company, that have not been registered under the Securities Act (the “Original Notes”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a facsimile copy of an indenture dated as of 11 July 2005 (the “Indenture” and, together with the Registration Statement, the “Documents”, each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among BLFC as issuer, the Company as guarantor and SunTrust Bank as trustee, which Indenture includes the guarantee of the Original Notes and the New Notes by the Company as set forth therein.  We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 30 September 2005, certified extracts of resolutions passed at a meeting of the directors of the Company held on 11 and 12 March 2004, unanimous written resolutions of the directors of the Company dated 30 June 2005, certified extracts of resolutions passed at a meeting of the Finance and Risk Policy Committee of the directors of the Company held on 5 July 2005 (collectively, the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (d) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, and (e) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the offer to exchange the Original Notes for New Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation - Bermuda Tax Considerations” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Taxation - Bermuda Tax Considerations” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/  CONYERS DILL & PEARMAN